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                                                                    Exhibit 99.4

                             FIRSTFED BANCORP, INC.
                      1995 STOCK OPTION AND INCENTIVE PLAN

                      Stock Appreciation Rights Agreement
                        Not In Tandem with Stock Option


     On the date of grant specified below, the Stock Option Committee of FirstFed Bancorp, Inc. (the "Company") hereby grants to ________________ (the "Optionee") a total of ___ Stock Appreciation Rights (SARs), subject to the terms and conditions set forth in the FirstFed Bancorp, Inc. 1995 Stock Option and Incentive Plan (the "Plan") (a copy of which is available to the Optionee upon request). The terms and conditions of the Plan are incorporated herein by reference.

     (a) The exercise price is $____ for each share, such price being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this option.

     (b) The SAR shall be exercisable to the extent permitted in the Plan.

     (c) The SAR shall be accepted for surrender by the Optionee in consideration for the payment by the Company of an amount equal to the excess of the fair market value on the date of exercise of the Shares of Common Stock subject to such SAR over the exercise price specified in Paragraph (a) hereof.

     (d) Payment hereunder shall be made in shares of Common Stock or in cash as provided in the Plan.

     (e) The SAR is nontransferable, except in accordance with Section 12 of the Plan.

     (f) The SAR may be exercised only in accordance with Sections 8(b), 8(c), 10, and 17(b) of the Plan, and only when there is a positive spread, i.e., when the market price of the Common Stock subject to the SAR exceeds the exercise price of the SAR.

     (g) In the event of any inconsistency or conflict between this Agreement and the Plan, the Plan shall be controlling and supersede any conflicting or inconsistent provision of the Agreement.

                                      FIRSTFED BANCORP, INC.
                                      1995 STOCK OPTION AND INCENTIVE
                                      PLAN COMMITTEE

                                      By: _______________________________

 Date of Grant:                       ATTEST:

 _____________________________        ___________________________________